Exhibit 10.53
Oculus and Advocos
Microcyn U.S. Commercial Launch Agreement
This service (“Agreement”) is made and effective this April 24, 2009, by and between Oculus Innovative Sciences and Advocos.
Advocos is in the business of providing outsourcing solutions that are tailored to meet the unique needs of our partners in return for an agreed professional fee and bonus.
NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained the parties hereto agree as follows:
1.	Engagement
a.	Oculus engages Advocos to render, and Advocos agrees to render to Oculus, commercial promotional services as follows:
i.	Personnel

1. Dedicated “Outside Sales Specialists”	mutually agreed on.

2. Dedicated “Inside Sales Specialists”	mutually agreed on.

3. Project Leader	mutually agreed on.
ii.	Territory Covered

1. United States
2.	Services
a.	Advocos’ sales specialists will provide direct contact with clinicians who are involved in the process of choosing wound care cleansers for their respective facilities/offices.

b.	Advocos’ “Outside Sales Specialists” will conduct Microcyn sales presentations in person through face to face interaction with clinicians who have been identified as targets.

c.	Advocos’ “Inside Sales Specialists” will conduct Microcyn sales presentations through the use of telephone and interactive computer sessions with clinicians who have been identified as targets.

d.	Each sales specialist will provide valuable Microcyn information to target clinicians by way of product presentations supported with Microcyn promotional materials that have been approved by Oculus.
3.	Products
a.	Advocos’ engagement shall relate to the following products and services of Oculus: Microcyn as permitted to be marketed and sold in the United States
4.	Samples
a.	Oculus will provide Advocos adequate Microcyn samples for outside sales promotions on a monthly basis. Samples will be shipped to Advocos as needed. Oculus agrees to make every effort to provide Advocos with the necessary samples.

b.	Oculus agrees to ship samples directly to targeted clinicians who request samples as a result of sales presentations conducted with Advocos’ “Inside Sales Specialists”.
5.	Promotional Materials
a.	Oculus will provide Advocos with an adequate supply of promotional materials on a quarterly basis. Promotional materials will be used for all sales calls made by “Outside Sales Specialists” in the field.

b.	Oculus will provide Advocos with an electronic version of all promotional materials to be used for this project. Electronic versions of promotional materials will be used by “Inside Sales Specialists” during clinician computer presentations.

c.	All Advocos employees must adhere to marketing the label claims cleared by FDA. Each personnel must complete a sales training session by Oculus Innovative Sciences, Inc.
6.	Compensation
a.	Advocos shall receive monthly “professional fees” and “stock payments” in relation to this project based on the following Sales Representative model. 38,500 shares of Oculus common stock will be granted to Advocos with 3,500 shares vested at the end of April and 7,000 shares vested each month thereafter that this contract is in effect. At the end of September additional shares will be granted. Attached is Exhibit A, which displays the compensation plan for Advocos.
i.	Level 2 Staffing: Total of 2 Outside/2.5 Inside and 1 Project Leader
1.	Monthly “Cash” Payment of $17,000 paid on the first week of each month.

2.	Monthly “Oculus Stock” Payment of 7,000 shares.
ii.	Level 3 Staffing: Total of 3 Outside/3.5 Inside and 1 Project Leader
1.	Monthly “Cash” Payment of $28,600 paid on the first week of each month.

2.	Monthly “Oculus Stock” Payment of 7,000 shares.
iii.	Level 4 Staffing: Total of 4 Outside/4.5 Inside and 1 Project Leader
1.	Monthly “Cash” Payment of $39,000 paid on the first week of each month.

2.	Monthly “Oculus Stock” Payment of 7,000 shares.
iv.	Level 5 Staffing: Total of 5 Outside/5.5 Inside and 1 Project Leader
1.	Monthly “Cash” Payment of $49,400 paid on the first week of each month.

2.	Monthly “Oculus Stock” Payment of 7,000 shares.
v.	Level 6 Staffing: Total of 6 Outside/ 6 Inside and 1 Project Leader
1.	Monthly “Cash” Payment of $59,800 paid on the first week of each month.

2.	Monthly “Oculus Stock” Payment of 7,000 shares.

b.	In addition to the above, Advocos shall receive a “bonus” payment in relation to this project based on the following “Sales” model. Monthly sales are defined as 22 days of sales of recognizable revenue based on GAAP.
i.	One time bonus of $10,000 upon attainment of sales equal to or exceeding $50,000.

ii.	Level 2 Staffing: A bonus of $10,663 for each month of sales promotion that is triggered upon the achievement of attaining the US monthly sales target of $70,000. Upon achieving $70,000 if achieved in 3 months, Oculus will pay Advocos $10,663 x three months of promotion to that date. In the 4th month of duration for this level of staffing, the cumulative amount of the bonus is discounted at 80% of $10,663 x four months and in the 5th month of duration for this level, the cumulative amount of the bonus is discounted at 65% of $10,663 x five months.

iii.	Level 3 Staffing: A bonus of $10,813 for each month of sales promotion that is triggered upon the achievement of attaining the US monthly sales target of $90,000. Upon achieving $90,000 if achieved in 3 months, Oculus will pay Advocos $10,813 x 3 months of promotion since and including the $70,000 US sales target. In the 4th month of duration for this level, the cumulative amount of the bonus is discounted at 80% of $10,813 x four months and in the 5th month of duration for this level of staffing, the cumulative amount of the bonus is discounted at 65% of $10,813 x five months.

iv.	Level 4 Staff: A bonus of $12,163 for each month of sales promotion that is triggered upon the achievement of attaining the US monthly sales target of $110,000. Upon achieving $110,000 if achieved in 3 months, Oculus will pay Advocos $12,163 x three months of promotion since and including the $90,000 US sales target (Example: If Advocos achieves $90,000 in monthly sales in month 9 and then attains sales of $110,000 per month in month 12, Oculus will pay Advocos a bonus of $36,489 which is equivalent to $12,163 x 3 months of promotion since there were 3 months from the time the $90,000 target was achieved.). In the 4th month of duration for this level of staffing, the cumulative amount of the bonus is discounted at 80% of $12,163 x four months and in the 5th month of duration for this level, the cumulative amount of the bonus is discounted at 65% of $12,163 x five months.

v.	Level 5 Staffing: A bonus of $16,450 for each month of sales promotion that is triggered upon the achievement of attaining the US monthly sales target of $130,000. Upon achieving $130,000 if achieved in 3 months, Oculus will pay Advocos $16,450 x 3 months of promotion since and including the $110,000 US sales target. In the 4th month of duration for this level of staffing, the cumulative amount of the bonus is discounted at 80% of $16,450 x four months and in the 5th month of duration for this level, the cumulative amount of the bonus is discounted at 65% of $16,450 x five months.

vi.	Oculus will pay Advocos a monthly bonus of $15,000 for each subsequent calendar month for sales exceeding $140,000.

Oculus reserves the right to increase the size of the sales team and related bonuses at anytime given a reasonable notice is provided to Advocos.
7.	Billing
a.	Advocos shall invoice Oculus for all service and performance related payments on the 15th day of each month prior to the month services are being rendered.

b.	All “pre-approved” Oculus expenses that occur outside the scope of this agreement shall be pre-approved by Oculus and submitted in an itemized format and shall be paid by Oculus within thirty (30) days of the invoice date.
8.	Competitors
a.	During the term of this Agreement and for a period of 360 days following termination of this agreement, Advocos may not partner, render services to, represent or otherwise be affiliated with any person, firm, corporation or entity in connection with any product or service directly competitive with Oculus with respect to which Advocos is providing any service pursuant to this agreement. Advocos’ client list belongs exclusively to oculus for purposes of marketing a topical antimicrobial with Microcyn like properties, and at any time, Oculus can request a full client list which Advocos must furnish within 10 days of receipt of such notice.
9.	Ownership and Use
a.	Oculus warrants and represents that it possesses good title to, or the right to use, any and all trademarks of the Oculus Products, free and clear of any claims or encumbrances that would impede the performance by either party under the terms of this agreement. In addition, Oculus owns or controls the patents or appropriate licenses in connection with all Oculus products, and has no knowledge of the existence of any claim or adverse rights which would restrict or prevent Oculus or Advocos from performing its obligations under this service agreement.
10.	Termination
a.	Upon termination, Oculus shall (a) pay to Advocos all Fees for Service rendered which are due and owing to Advocos because of any completed performance of Advocos’ obligations prior to the effective date of termination; and (b) pay any other costs which have been expressly identified as being due upon termination.
11.	Indemnification
a.	Advocos shall indemnify, defend and hold harmless Oculus, its affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from any (i) breach by Advocos or its employees of its obligations hereunder; (ii) willful misconduct or negligent acts or omissions of Advocos or its employees; and (iii) violation by Advocos or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of Advocos’ obligations under this service agreement, except to the extent such losses are determined to have resulted from the negligence or willful misconduct of Oculus or its employees.

b.	Oculus shall indemnify, defend and hold harmless Advocos, its affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from (i) the manufacture, storage, packaging, production, transportation, distribution, sale or other disposition of the products by Oculus or its agents; (ii) breach by Oculus or its employees of its obligations hereunder; (iii) willful misconduct or negligent acts or omissions of Oculus or its employees; and (iv) violation by Oculus or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of Oculus’ obligations under this service agreement, except to the extent such losses are determined to have resulted from the negligence or willful misconduct of Advocos or its employees.
12.	Term
a.	The term of this agreement shall commence on April 24th, 2009 and shall continue in full force and effect until April 23rd, 2011. Oculus may terminate agreement upon at least a Thirty(30) day written notice. The rights, duties and obligations of the parties shall continue in full force during or following the period of the termination notice until termination.
13.	Renewal
a.	This agreement will automatically renew for an additional 1 year term if no written notice of termination is provided 90 days prior (Jan 23rd, 2011) to the end of agreement.
14.	Rights Upon Termination
a.	Upon termination of agreement, Advocos shall transfer, assign and make available to Oculus all property, materials and customer lists in Advocos’ possession or subject to Advocos’ control that are the property of Oculus, subject to payment in full of amounts due pursuant to this agreement.
15.	Authority to Perform
a.	Advocos hereby represents and warrants that it has full right and authority to perform its obligations and grant the rights and licenses herein granted and that it has neither assigned not otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligation under this agreement. Advocos covenants and agrees that it shall not enter into any such agreements.
16.	Protection of Proprietary Materials
a.	From the date of execution hereof and for as long as the information or data remain Trade Secrets, Advocos shall not use, disclose, or permit any person to obtain any Trade Secrets of Oculus, including any materials developed or generated hereunder (whether or not the Trade Secrets are in written or tangible form), except as specifically authorized by Oculus.

b.	As used herein, “Trade Secret” shall mean a whole or any portion or phrase of any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and not generally known to competitors of Oculus.

c.	Irreparable harm should be presumed if Advocos breaches any covenant in this agreement for any reason. This agreement is intended to protect Oculus’s proprietary rights pertaining to the materials, and any misuse of such rights would cause substantial harm to Oculus’s business. Therefore, Advocos agrees that a court of competent jurisdiction should immediately enjoin any breach of this agreement, upon a request by Oculus.
17.	Return of Materials
a.	Upon the request of Oculus, but in any event upon termination of this agreement, Advocos shall surrender to Oculus all memoranda, notes, records, drawings, manuals, computer services, and other documents or materials (and all copies of same) pertaining to the materials, reports and other data or materials generated or developed by Advocos or furnished by Oculus to Advocos, including all materials embodying any Trade Secrets. This section is intended to apply to all materials made or compiled by Advocos, as well as to all materials furnished to Advocos by Oculus or by anyone else that pertain to the materials.
18.	Default
a.	In the event of any default of any material obligation by or owed by a party pursuant to this agreement, then the other party may provide written notice of such default and if such default is not cured within Forty-Five (45) days of the written notice, then the non-defaulting party may terminate this agreement.
19.	Notices
a.	Any notice required by this agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.
If to Oculus:
Oculus Innovative Sciences, Inc.
1135 North McDowell Blvd
Petaluma, CA 94954
Attn: Hoji Alimi
If to Advocos:
Advocos
2687 McCollum Parkway #111
Kennesaw, GA 30144
Attn: Robert Godfrey
20.	Headings
a.	Headings used in this agreement are provided for convenience only and shall not be used to construe meaning or intent.

21.	Final Agreement
a.	This agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This agreement may be modified only by a further writing that is duly executed by both parties.
22.	Governing Law
a.	This agreement is made under and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

Oculus Innovative Sciences, Inc	Advocos

By: /s/ Hojabr Alimi	By: /s/ Robert Godfrey

Print: Hojabr Alimi	Print: Robert Godfrey

Title: President	Title: President

Date: 4/23/09	Date: 4/23/09